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                                                                      EXHIBIT 20

                                       FOR IMMEDIATE RELEASE

                 Contact:              Donald A. DeSantis
                                       Senior Vice President, Chief Financial
                                       Officer & Treasurer
                                       203/731-2306

        FIRST BRANDS ANNOUNCES INTENT TO REDEEM SENIOR SUBORDINATED NOTES

        DANBURY, CT -- February 28, 1997 -- First Brands Corporation (FBR) announced today that, subject to the successful completion of a private placement of a $150 million new series of senior notes, it intends to call for redemption its $100 million 9-1/8% Senior Subordinated Notes Due 1999. The redemption at par, will be funded with the proceeds of such senior note placement and is expected to occur in early April, 1997. Excess proceeds from the placement will be used to reduce borrowings under the Company's bank credit facilities.

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        The new  series  of  senior  notes  will  not be  registered  under  the
Securities Act and may not be sold in the United States absent registration or an applicable exemption from registration requirements.

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